U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (CHECK ONE):

      [ ] Form 10-K and Form 10-KSB      [ ] Form 20-F      [ ] Form 11-K
      [X] Form 10-Q and Form 10-QSB      [ ] Form N-SAR

For Period Ended: SEPTEMBER 30, 2000

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

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           Nothing in this Form shall be construed to imply that the
           Commission has verified any information contained herein.
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         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:



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PART I--REGISTRANT INFORMATION
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      DOCTORSURF.COM, INC.
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     Full Name of Registrant (Former Name if Applicable)

     6925 112th CIRCLE NORTH, SUITE 101
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     Address of Principal Executive Office (Street and Number)

     LARGO, FLORIDA 33773
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     City, State and Zip Code


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PART II--RULES 12b-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ]   (b) The subject annual report, semi-annual report, transition report on
          Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III--NARRATIVE
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State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Doctorsurf.com, Inc. (the "Company") could not file its Form 10-QSB for the three months and nine months ended September 30,2000 within the prescribed time period because of the substantial additional effort required to accurately prepare the Company's consolidated financial statements during the period.

The Company is diligently working to complete the Form 10-QSB and expects to file it in its entirety on or before the fifth calendar day following the prescribed due date.

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PART IV--OTHER INFORMATION
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      (1) Name and telephone number of person to contact in regard to this notification


         GEORGE STUART                       727                 546-6473
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             (Name)                      (Area Code)         (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                          [X] Yes     [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                          [X] Yes     [ ] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            DOCTORSURF.COM, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: NOVEMBER 14, 2000                  By: /s/ GEORGE L. STUART
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                                         Name: GEORGE L. STUART
                                              ---------------------------------
                                         Title: CHIEF EXECUTIVE OFFICER
                                               --------------------------------

                                  ATTACHMENT A

The Company expects that results of operations for the three months and nine months ended September 30, 2000 will not be comparable to the period from May 14, 1999 (date of inception) through September 30, 1999, due to the fact that results of operations for the three months and nine months ended September 30, 2000 include the full three month and nine month periods, whereas the period ended September 30, 1999 only reflects the Company's results of operations from May 14, 1999 (date of inception) through September 30, 1999.